EXHIBIT 99.1

Sun Hydraulics Reports Strong First Quarter Results with Sales of $55 Million and Earnings of $0.41 per share

SARASOTA, FLA, May 7, 2012 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the first quarter of 2012 as follows:

(Dollars in millions except net income per share)
	March 31, 2012	April 2, 2011	Increase
Three Months Ended
Net Sales	$55.3	$50.7	9%
Net Income	$10.6	$9.8	8%
Net Income per share:
Basic	$0.41	$0.38	8%
Diluted	$0.41	$0.38	8%

Note: The Company announced a three-for-two stock split, effected in the form of a 50% stock dividend, to shareholders of record on June 30, 2011, payable on July 15, 2011. All earnings per share and weighted average share information reflect the 50% stock dividend.

“First quarter sales and earnings rebounded nicely after a soft fourth quarter,” said Allen Carlson, Sun’s CEO and president. “Results were driven by strong North American demand, which was responsible for most of the year-over-year first quarter increase in both sales and earnings. Asian and European sales, which decreased in the second half of 2011, rebounded to first quarter 2011 levels. European sales were consistent with last year despite non-recurring sales of about $1.8 million relating to a onetime project in the prior year.”

“As we announced in January, we have begun site work for a third factory in Sarasota,” Carlson continued. “Total spending for site work and the building in 2012 will be approximately $6 million. The new capacity is expected to be completed in the first half of 2013, with a total expenditure of $16 million. This expansion will provide the infrastructure necessary for Sun’s future growth.”

“North American demand continues to drive our second quarter forecast,” Carlson concluded. “European and Asian demand is expected to be stable in the second quarter. The first half of 2012 will be strong. The 54.8 PMI number announced last week indicates the U.S. manufacturing sector’s expansion, in place now for 33 months, is continuing. This signals a good environment for accelerated growth in the second half of 2012.”

Outlook

Second quarter 2012 revenues are expected to be approximately $56 million, up approximately 3% from the second quarter of 2011. Earnings per share are estimated to be $0.41 to $0.43, compared to $0.41 in the same period a year ago.

Webcast

Sun Hydraulics Corporation will broadcast its 2012 first quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, May 8, 2012. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-278-8471 and using 3117204 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended March 31, 2012, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2011. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	March 31, 2012	April 2, 2011
	(unaudited)	(unaudited)
Net sales	$55,274	$50,703

Cost of sales	33,056	30,761

Gross profit	22,218	19,942

Selling, engineering and administrative expenses	6,954	6,031

Operating income	15,264	13,911

Interest income, net	(341)	(163)
Foreign currency transaction gain, net	(11)	(54)
Miscellaneous income, net	(125)	(289)

Income before income taxes	15,741	14,417

Income tax provision	5,118	4,647

Net income	$10,623	$9,770

Basic net income per common share (1)	$0.41	$0.38

Weighted average basic shares outstanding (1)	25,785	25,547

Diluted net income per common share (1)	$0.41	$0.38

Weighted average diluted shares outstanding (1)	25,834	25,602

Dividends declared per share (1)	$0.210	$0.133

(1)	The Company announced a three-for-two stock split, effected in the form of a 50% stock dividend, to shareholders of record on June 30, 2011, payable on July 15, 2011. All per share and weighted average share information reflect the 50% stock dividend.

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$53,337	$51,262
Restricted cash	48	46
Accounts receivable, net of allowance for doubtful accounts of $101 and $83	21,702	16,227
Inventories	14,199	12,829
Income taxes receivable	—	120
Deferred income taxes	260	260
Marketable securities	26,083	21,832
Other current assets	2,000	1,354

Total current assets	117,629	103,930

Property, plant and equipment, net	57,367	56,959
Other assets	6,491	6,639

Total assets	$181,487	$167,528

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,635	$4,402
Accrued expenses and other liabilities	4,414	7,466
Income taxes payable	3,964	—
Dividends payable	2,331	2,318

Total current liabilities	16,344	14,186

Deferred income taxes	6,920	6,917
Other noncurrent liabilities	1,233	1,149

Total liabilities	24,497	22,252

Shareholders’ equity:
Common stock	26	26
Capital in excess of par value	53,480	48,944
Retained earnings	103,599	98,426
Accumulated other comprehensive income	(115)	(2,120)

Total shareholders’ equity	156,990	145,276

Total liabilities and shareholders’ equity	$181,487	$167,528

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended
	March 31, 2012	April 2, 2011
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$10,623	$9,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,793	1,689
(Gain) loss on disposal of assets	(21)	(139)
Unrealized foreign exchange gain	(19)	—
Provision for deferred income taxes	3	6
Allowance for doubtful accounts	18	(1)
Stock-based compensation expense	641	402
(Increase) decrease in, net of acquisition:
Accounts receivable	(5,493)	(3,743)
Inventories	(1,370)	(1,211)
Income taxes receivable	120	1,154
Other current assets	(646)	(667)
Other assets	93	(296)
Increase (decrease) in, net of acquisition:
Accounts payable	1,233	2,265
Accrued expenses and other liabilities	701	1,187
Income taxes payable	3,964	3,148
Other noncurrent liabilities	84	266

Net cash provided by operating activities	11,724	13,830

Cash flows from investing activities:
Proceeds from sale of joint venture	—	1,451
Capital expenditures	(1,786)	(1,111)
Proceeds from dispositions	21	140
Purchases of marketable securities	(4,638)	(1,989)
Proceeds from sale of marketable securities	712	1,059

Net cash used in investing activities	(5,691)	(450)

Cash flows from financing activities:
Proceeds from stock issued	142	133
Dividends to shareholders	(5,437)	(3,411)

Net cash used in financing activities	(5,295)	(3,278)

Effect of exchange rate changes on cash and cash equivalents	1,337	1,283

Net increase (decrease) in cash and cash equivalents	2,075	11,385

Cash and cash equivalents, beginning of period	51,262	33,206

Cash and cash equivalents, end of period	$53,337	$44,591

Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$1,032	$339
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$3,753	$2,412

	United			United
	States	Korea	Germany	Kingdom	Elimination	Consolidated
Three Months
Ended March 31, 2012
Sales to unaffiliated customers	$35,620	$5,952	$7,421	$6,281	$—	$55,274
Intercompany sales	9,075	—	23	374	(9,472)	—
Operating income	11,781	706	1,545	1,134	98	15,264
Depreciation	1,325	27	82	218	—	1,652
Capital expenditures	1,593	11	17	165	—	1,786

Three Months
Ended April 2, 2011
Sales to unaffiliated customers	$30,467	$6,023	$7,188	$7,025	$—	$50,703
Intercompany sales	9,489	—	52	376	(9,917)	—
Operating income	9,976	941	1,740	1,206	48	13,911
Depreciation	1,292	25	99	241	—	1,657
Capital expenditures	896	122	45	48	—	1,111